SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset Municipal
 High Income Fund Inc. was held on February 24, 2017 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:

Election of
Directors


Votes
Nominees
Votes For
Withheld
Robert D. Agdern
19,312,260
619,010
William R. Hutchinson
19,184,209
747,061
Eileen A. Kamerick
19,392,347
538,923